Exhibit 99.1
CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS
RESULTS FOR THE THIRD QUARTER OF 2021
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San Antonio, TX, November 9, 2021 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today reported financial results for the quarter ended September 30, 2021.
“We delivered very strong results in the third quarter and entered the fourth quarter with continued momentum in our business,” said William Eccleshare, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “Advertisers are returning to launch new campaigns and rebuild brand awareness. This rebound, together with new advertisers discovering our medium for the first time, is driving growth in many of our markets ahead of 2019 revenue levels, in both our digital and traditional assets.
“We are at the forefront in driving innovation across the out-of-home industry. Through our concerted technology investment program, we have built a dynamic advertising platform which is broadening the pool of advertisers using our medium. By integrating data analytics and programmatic capabilities, we are leveraging the scale, reach and flexibility of our assets to deliver highly targeted, measurable campaigns that are simpler to buy. Our recent successes include an award-winning campaign for best use of programmatic with digital out-of-home. Using our expanded tools, we leveraged targeted data that locked in on key consumers in 15 major markets generating a substantial lift in KPIs for the customer.
“Looking ahead, we continue to see a significant increase in bookings across the company, with many of our markets exceeding 2019 levels, particularly those in the U.S. We are demonstrating the resilience of our business and its ability to rapidly bounce back after the disruption caused by the pandemic. We remain well-positioned to accelerate our growth, while benefiting from the steps we have taken to reduce costs and improve efficiencies during the pandemic.
“As we focus on delivering profitable growth, we also remain committed to reducing our overall indebtedness, strengthening our balance sheet and benefiting from the operating leverage in our model. As our markets continue to show strong recovery, we will continue to evaluate disposition opportunities in line with our strategic goals and in the best interests of our shareholders.”
Financial Highlights:
Financial highlights for the third quarter of 2021, as compared to the same period of 2020:
Americas:
•Revenue up 42.6% to $319.0 million
•Segment Adjusted EBITDA1 up 96.7% to $139.1 million
Europe:
•Revenue up 21.0% to $262.6 million. Revenue, excluding movements in foreign exchange rates ("FX"), up 18.2% to $256.4 million
•Segment Adjusted EBITDA1 was $31.3 million compared to $(8.1) million. Segment Adjusted EBITDA1, excluding movements in FX, was $30.0 million compared to $(8.1) million.
1     See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.

Third Quarter Activity:
During the third quarter of 2021, we saw positive trends in revenue for each of our segments as mobility levels continued to increase. Our quarterly results reflect both year-over-year and sequential quarter increases in revenue.
•In our Americas segment, we saw increases in revenue across all products, largely driven by strength in our billboard inventory and growth in revenue from digital displays. Additionally, during the third quarter we saw strength in airport display revenue as traveling began to rebound.
•In our Europe segment, the relaxation of COVID-19 restrictions and increased vaccination levels have led to significant improvements in our revenue performance, particularly in the U.K. where revenues exceeded 2019 levels. Throughout Europe we saw strong performance in our street furniture and retail displays.
As of September 30, 2021, we had $600.0 million of cash on our balance sheet.
Current Activity and Guidance:
Currently, the gap to normalized quarterly booking activity is narrowing as most business segment activity is approaching historical seasonal levels. However, in certain instances we continue to experience customer advertising buying decisions later in the buying cycle, particularly in Europe.
Our expectations for the fourth quarter are as follows (revenue amounts exclude movements in FX1 where applicable):
•Consolidated revenue between $715 million and $740 million vs. 2019 consolidated revenue of $717 million2
•Americas revenue between $360 million and $370 million vs. 2019 Americas revenue of $345 million
•Americas Segment Adjusted EBITDA margin percentage returning close to the 2019 fourth quarter level of 42.3%
•Europe revenue between $335 million and $350 million vs. 2019 Europe revenue of $349 million
•Year-to-date consolidated capital expenditures between $150 million and $160 million
On October 26, 2021, we repaid the $130.0 million outstanding balance under the Revolving Credit Facility using cash on hand, resulting in a corresponding increase in excess availability under such Revolving Credit Facility. We expect our liquidity balance, including unrestricted cash and availability under our credit facilities, to be between $525 million and $575 million as of December 31, 2021.
Expected results and estimates may be impacted by factors outside of the Company’s control, such as the continuing impacts from COVID-19, and actual results may be materially different from this guidance. See “Cautionary Statement Concerning Forward-Looking Statements.”
1    For comparison purposes, 2019 fourth quarter Consolidated and Europe revenues are presented excluding movements in FX by converting 2019 fourth quarter reported revenues in local currency to U.S. dollars using average foreign exchange rates for 2020. See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for a comparison to GAAP revenue.
2    For comparison purposes, 2019 fourth quarter Consolidated revenue excludes revenue from China. See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for a comparison to GAAP revenue.

Results:
Revenue:

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Revenue:
Americas	$319,020	$223,715	42.6%	$802,524	$719,202	11.6%
Europe	262,568	216,934	21.0%	659,216	535,970	23.0%
Other[1]	14,828	6,856	116.3%	36,666	58,048	(36.8)%
Consolidated Revenue	$596,416	$447,505	33.3%	$1,498,406	$1,313,220	14.1%

Revenue excluding movements in FX2:
Americas	$319,020	$223,715	42.6%	$802,524	$719,202	11.6%
Europe	256,380	216,934	18.2%	617,650	535,970	15.2%
Other[1]	14,275	6,856	108.2%	35,728	58,048	(38.5)%
Consolidated Revenue excluding movements in FX	$589,675	$447,505	31.8%	$1,455,902	$1,313,220	10.9%
1We sold our Clear Media business on April 28, 2020. Revenue from our Latin America business for the nine months ended September 30, 2020 was $28.8 million.
2See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Revenue for the third quarter of 2021, as compared to the same period of 2020:
Americas: Revenue up 42.6%:
•Revenue up across all products, most notably print billboards, digital billboards and airport displays
•Total digital revenue up 68.4% to $114.6 million from $68.1 million; digital revenue from billboards, street furniture and spectaculars up 59.5% to $91.4 million from $57.3 million
•Airport display revenue up 88.7% to $43.0 million from $22.8 million, driven by increased travel and our new Port Authority of New York and New Jersey advertising contract
•National sales comprised 37.1% and 36.5% of total revenue for the three months ended September 30, 2021 and 2020, respectively
Europe: Revenue up 21.0%; excluding movements in FX, up 18.2%:
•Revenue up across most products, primarily street furniture and retail displays, and in most countries, led by the U.K.
•Digital revenue up 44.8% to $92.9 million from $64.1 million; digital revenue, excluding movements in FX, up 39.3% to $89.3 million
Other: Revenue up 116.3%; excluding movements in FX, up 108.2%:
•Revenue up in all countries

Direct Operating and SG&A Expenses:

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Direct operating & SG&A expenses[1]:
Americas	$180,342	$155,778	15.8%	$473,924	$498,059	(4.8)%
Europe	248,120	228,518	8.6%	728,023	632,567	15.1%
Other[2]	14,403	13,185	9.2%	40,867	95,069	(57.0)%
Consolidated Direct operating & SG&A expenses[3]	$442,865	$397,481	11.4%	$1,242,814	$1,225,695	1.4%

Direct operating & SG&A expenses excluding movements in FX4:
Americas	$180,342	$155,778	15.8%	$473,924	$498,059	(4.8)%
Europe	243,046	228,518	6.4%	679,668	632,567	7.4%
Other[2]	14,021	13,185	6.3%	40,353	95,069	(57.6)%
Consolidated Direct operating & SG&A expenses excluding movements in FX	$437,409	$397,481	10.0%	$1,193,945	$1,225,695	(2.6)%
1Direct operating and SG&A expenses as included throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).
2We sold our Clear Media business on April 28, 2020. Direct operating and SG&A expenses from our Latin America business for the nine months ended September 30, 2020 were $39.0 million.
3Restructuring and other costs included within Direct operating and SG&A expenses were $17.2 million and $6.9 million during the three months ended September 30, 2021 and 2020, respectively, and $36.0 million and $11.0 million during the nine months ended September 30, 2021 and 2020, respectively. Included within restructuring and other costs were severance and related costs for our restructuring plans to reduce headcount of $16.3 million and $33.5 million during the three and nine months ended September 30, 2021, respectively, and $5.3 million during the three and nine months ended September 30, 2020.
4See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
Direct operating and SG&A expenses for the third quarter of 2021, as compared to the same period of 2020:
Americas: Direct operating and SG&A expenses up 15.8%:
•Site lease expense up 15.3% to $103.1 million from $89.4 million driven by higher revenue
•Higher compensation costs driven by improvements in operating performance
•Partially offset by lower credit loss expense
Europe: Direct operating and SG&A expenses up 8.6%; excluding movements in FX, up 6.4%:
•Severance and related costs for the restructuring plan to reduce headcount up $13.0 million
•Site lease expense down 1.6% to $100.6 million from $102.3 million; site lease expense, excluding movements in FX, down 3.7% to $98.6 million driven by negotiated rent abatements
Other: Direct operating and SG&A expenses up 9.2%; excluding movements in FX, up 6.3%:
•Higher site lease expense driven by higher revenue

Corporate Expenses:

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Corporate expenses[1]	$41,806	$30,719	36.1%	$113,576	$99,722	13.9%
Corporate expenses excluding movements in FX2	$41,219	$30,719	34.2%	$110,551	$99,722	10.9%
1Restructuring and other costs included within corporate expenses were $1.5 million and $2.3 million during the three months ended September 30, 2021 and 2020, respectively, and $8.6 million and $10.7 million during the nine months ended September 30, 2021 and 2020, respectively. Included within restructuring and other costs were severance and related costs for our restructuring plans to reduce headcount of $1.1 million during the nine months ended September 30, 2021 and $1.9 million during the three and nine months ended September 30, 2020.
2See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for an explanation of this financial measure.
Corporate expenses for the third quarter of 2021, as compared to the same period of 2020:
Corporate expenses up 36.1%; excluding movements in FX, up 34.2%:
•Higher variable incentive compensation related to improvements in operating performance
•Higher share-based compensation expense
Net Loss:
Consolidated net loss was $40.8 million and $135.8 million during the three months ended September 30, 2021 and 2020, respectively, and $498.6 million and $567.7 million during the nine months ended September 30, 2021 and 2020, respectively.
•Impairment charges of $27.3 million recognized during the three months ended September 30, 2020 and $119.0 million and $150.4 million recognized during the nine months ended September 30, 2021 and 2020, respectively, driven by increases in the discount rate and reductions in projected cash flows due to COVID-19
•Gain of $75.2 million on sale of Clear Media recognized in second quarter of 2020
•Loss on extinguishment of debt of $102.8 million recognized during the nine months ended September 30, 2021 related to redemption of the 9.25% CCWH Senior Notes due 2024 (“CCWH Senior Notes”) as compared to $5.4 million recognized during the three and nine months ended September 30, 2020 related to the repayment of the CCIBV Promissory Note

Adjusted EBITDA1:

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Segment Adjusted EBITDA[1]:
Americas	$139,086	$70,716	96.7%	$330,527	$225,693	46.4%
Europe	31,271	(8,141)	484.1%	(34,614)	(91,071)	62.0%
Other[2]	425	(5,650)	107.5%	(4,321)	(36,092)	88.0%
Total Segment Adjusted EBITDA	170,782	56,925	200.0%	291,592	98,530	195.9%
Adjusted Corporate expenses[1]	(34,434)	(26,077)	32.0%	(90,633)	(79,866)	13.5%
Adjusted EBITDA[1]	$136,348	$30,848	342.0%	$200,959	$18,664	976.7%

Segment Adjusted EBITDA excluding movements in FX1:
Americas	$139,086	$70,716	96.7%	$330,527	$225,693	46.4%
Europe	30,043	(8,141)	469.0%	(29,531)	(91,071)	67.6%
Other[2]	254	(5,650)	104.5%	(4,741)	(36,092)	86.9%
Total Segment Adjusted EBITDA	169,383	56,925	197.6%	296,255	98,530	200.7%
Adjusted Corporate expenses excluding movements in FX1	(33,940)	(26,077)	30.2%	(88,353)	(79,866)	10.6%
Adjusted EBITDA excluding movements in FX1	$135,443	$30,848	339.1%	$207,902	$18,664	1,013.9%
1See “Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA” section herein for explanations of these financial measures.
2Our Latin America business represented ($9.5) million of Other Segment Adjusted EBITDA for the nine months ended September 30, 2020.
Capital Expenditures:

(In thousands)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Capital expenditures:
Americas	$15,857	$9,293	70.6%	$39,988	$41,189	(2.9)%
Europe	12,992	12,067	7.7%	30,298	31,489	(3.8)%
Other	862	2,420	(64.4)%	3,082	10,805	(71.5)%
Corporate	2,961	2,506	18.2%	9,070	9,766	(7.1)%
Consolidated capital expenditures	$32,672	$26,286	24.3%	$82,438	$93,249	(11.6)%
Operating Highlights:
Americas:
•Our Americas segment has integrated Clear Channel Outdoor’s (“CCO”) RADARProof® with Foursquare Attribution, an industry first. This integration provides brands with daily updated campaign performance metrics across both printed and now digital out-of-home displays. These reports are powered by Foursquare Attribution, which captures data that enables brands to know which consumers were exposed to CCO displays and made a subsequent visit to retail locations and other points of interest.
•Additionally, we entered into a partnership with Hivestack, which brings programmatic buyers additional scale across the U.S. Hivestack joins Broadsign, Vistar and Place Exchange among our core Supply Side Platform partners, in addition to the more than 20 Demand Side Platforms with whom we are currently working. This partnership comes as marketers continue leaning further into data-led media solutions, including programmatic digital out-of-home (“DOOH”), to understand and plan against emerging audience travel patterns.

•Americas markets deployed 17 new digital billboards in the third quarter, for a total of more than 1,500 digital billboards at September 30, 2021. Our Americas segment had more than 2,000 digital billboards and street furniture displays at September 30, 2021.
Europe:
•In France, we renewed our digital malls contract with Hammerson until 2030, cementing Clear Channel France’s position as the country’s leading out-of-home (“OOH”) malls provider.
•In Sweden, we won a seven-year contract to operate the advertising related to a public bike program in the center of Stockholm, consisting of 350 static and digital advertising panels in prime locations, further strengthening Clear Channel’s footprint across the city.
•In Denmark, Copenhagen Airport has chosen Clear Channel as the future operator of its advertising business from 2022 to 2026. Copenhagen Airport is Scandinavia’s largest airport.
•In the Netherlands, we won a ten-year contract for outdoor advertising in the municipality of Almere beginning in 2022. This includes approximately 600 static sides in bus shelter and free-standing objects, approximately 80 digital 2m2 screens and approximately 20 digital 6.5m2 screens.
•In Italy, we launched DOOH in Rome, upgrading bus shelters in key areas to digital. Rome joins cities including Milan, Vicenza, Florence and Naples, which are part of Clear Channel’s expanding digital network across the country.
•Our DOOH inventory in Belgium and Italy is now live on LaunchPad, Clear Channel’s new dedicated programmatic offering in Europe that connects our premium DOOH inventory to digital buying platforms and integrates displays into the omni-channel buying ecosystem.
•European markets added 314 new digital displays in the third quarter, for a total of more than 16,900 digital displays at September 30, 2021.
Other:
•Our Latin American markets had more than 700 digital displays at September 30, 2021.
Social and Environmental Initiatives:
•Clear Channel has joined forces with Conservation International by donating media space to showcase their new global OOH campaign, “Hear me while you can,” to make sure nature has a voice at the table during the 2021 United Nations Climate Change Conference (“COP26”), where 20,000 world leaders and delegates are meeting in Glasgow to discuss solutions to the world’s climate crisis. The campaign invites the public to immerse themselves in the beautiful sounds of nature and learn more about why we need to act now to protect it. The campaign is running across Clear Channel’s global digital advertising footprint through the duration of COP26 to reach millions of citizens worldwide. This global pro bono OOH campaign builds on Clear Channel’s long-standing commitment to using OOH’s unique strengths, its mass reach and ability to build brand fame to give a voice to some of today’s most pressing issues — in this case, climate change.
•Our Americas segment partnered with Nintendo of America to support the National Summer Learning Association’s Nationwide digital billboard campaign to help parents prevent the “summer slide” and reclaim the joy of learning. Together, the organizations harnessed OOH media to elevate the importance of keeping all kids learning, healthy and safe during summer, while also directing families across the country to the local resources available to nurture the curiosity of their children.
•In France, we partnered with allcolibri, a new platform, to launch a social impact campaign called “Make a gesture for tomorrow,” which ran across 1,000 digital screens in Paris, Bordeaux and Unibail-Rodamco-Westfield shopping malls. By scanning a QR code on the posters, people could choose one of three good causes to support, including planting trees, providing meals to disadvantaged children or removing plastic waste from oceans.
•In Belgium, we collaborated with KBC Brussels bank to install a large format poster using theBreath technology – an innovative air-filtration material – in Brussels City Centre. To close the loop, when the campaign ends the poster will then be upcycled into items such as gym bags or bike bags.

Clear Channel International B.V. ("CCIBV")
Our Europe segment consists of the businesses operated by CCIBV and its consolidated subsidiaries. Accordingly, the revenue for our Europe segment is the same as the revenue for CCIBV. Europe Segment Adjusted EBITDA, the segment profitability metric reported in our financial statements, does not include an allocation of CCIBV's corporate expenses that are deducted from CCIBV's operating income (loss) and Adjusted EBITDA.
As discussed above, Europe and CCIBV revenue increased $45.6 million during the third quarter of 2021 compared to the same period of 2020, to $262.6 million. After adjusting for a $6.2 million impact from movements in foreign exchange rates, Europe and CCIBV revenue increased $39.4 million.
CCIBV operating loss was $25.6 million in the third quarter of 2021 compared to $37.6 million in the same period in 2020.
For a discussion of revenue and direct operating and SG&A expenses driving CCIBV’s Adjusted EBITDA, see the discussion of our Europe Segment Adjusted EBITDA in this earnings release.
Liquidity and Financial Position:
Cash and Cash Equivalents:
As of September 30, 2021, we had $600.0 million of cash on our balance sheet, including $200.5 million of cash held outside the U.S.

(In thousands)	Nine Months Ended September 30,
2021
Net cash used for operating activities	$(154,273)
Net cash used for investing activities	(79,439)
Net cash provided by financing activities	50,292
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,807)
Net decrease in cash, cash equivalents and restricted cash	$(186,227)

Cash paid for interest	$264,387
Cash paid for income taxes, net of refunds	$3,533
Debt:
In February 2021, we issued $1.0 billion aggregate principal amount of 7.75% Senior Notes due 2028 and used the net proceeds to redeem $940.0 million aggregate principal amount of our CCWH Senior Notes in March, and in June 2021, we issued $1.05 billion aggregate principal amount of 7.5% Senior Notes due 2029 and used the net proceeds to redeem the remaining outstanding $961.5 million aggregate principal amount of the CCWH Senior Notes.
In June 2021, one of our non-guarantor European subsidiaries entered into an unsecured loan of approximately $34.7 million, at current exchange rates, with a third-party lender through a state-guaranteed loan program established in response to COVID-19. The term of this unsecured loan will range from one to six years depending upon our election, which must be made by the end of June 2022. At the end of the first year of the loan, we will be required to pay a fee of 0.5% of the amount of the loan. Interest rates for subsequent periods will be negotiated with the lender upon determination of the loan term.
Principal payments on our Term Loan Facility are due quarterly. During the nine months ended September 30, 2021, we made principal payments on our Term Loan Facility totaling $15.0 million and expect to make additional principal payments of $5.0 million on the Term Loan Facility during the remainder of 2021. On October 26, 2021, we repaid the outstanding balance of $130.0 million under the Revolving Credit Facility using cash on hand. Our next material debt maturity is in 2025 when the $375.0 million aggregate principal amount of CCIBV Senior Secured Notes is due; however, at our option, we may redeem or repay a portion of our outstanding debt prior to maturity in accordance with the terms of our debt agreements.
We anticipate having approximately $123.2 million of cash interest payment obligations during the remainder of 2021 and $318.9 million of cash interest payment obligations in 2022, assuming we do not refinance or incur additional debt.
Refer to Table 3 in this press release for additional detail regarding the outstanding debt balance.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$596,416	$447,505	$1,498,406	$1,313,220
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	324,707	290,610	914,221	895,432
Selling, general and administrative expenses (excludes depreciation and amortization)	118,158	106,871	328,593	330,263
Corporate expenses (excludes depreciation and amortization)	41,806	30,719	113,576	99,722
Depreciation and amortization	65,600	62,427	190,019	204,372
Impairment charges	—	27,263	118,950	150,400
Other operating expense (income), net[1]	(2,422)	5,528	(4,045)	(58,051)
Operating income (loss)	48,567	(75,913)	(162,908)	(308,918)
Interest expense, net	(84,276)	(90,551)	(267,211)	(269,435)
Loss on extinguishment of debt	—	(5,389)	(102,757)	(5,389)
Other income (expense), net	(11,973)	6,493	(1,788)	(16,886)
Loss before income taxes	(47,682)	(165,360)	(534,664)	(600,628)
Income tax benefit	6,894	29,516	36,019	32,958
Consolidated net loss	(40,788)	(135,844)	(498,645)	(567,670)
Less amount attributable to noncontrolling interest	43	93	(881)	(17,044)
Net loss attributable to the Company	$(40,831)	$(135,937)	$(497,764)	$(550,626)
1Other operating income, net, for the nine months ended September 30, 2020 includes a gain recognized on the sale of Clear Media of $75.2 million.
Weighted Average Shares Outstanding

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Weighted average common shares outstanding – Basic and Diluted	469,234	464,858	467,994	464,268
TABLE 2 - Selected Balance Sheet Information:

(In thousands)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$599,999	$785,308
Total current assets	1,220,376	1,334,760
Net property, plant and equipment	784,335	888,824
Total assets	5,365,338	5,755,273
Current liabilities (excluding current portion of long-term debt)	1,088,414	1,068,810
Long-term debt (including current portion of long-term debt)	5,737,902	5,572,286
Stockholders’ deficit	(3,287,824)	(2,782,602)

TABLE 3 - Total Debt:

(In thousands)	September 30, 2021	December 31, 2020
Debt:
Term Loan Facility	$1,960,000	$1,975,000
Revolving Credit Facility[1,2]	130,000	130,000
Receivables-Based Credit Facility[1,2]	—	—
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes Due 2027	1,250,000	1,250,000
Clear Channel Outdoor Holdings 7.75% Senior Notes Due 2028[3]	1,000,000	—
Clear Channel Outdoor Holdings 7.5% Senior Notes Due 2029[4]	1,050,000	—
Clear Channel Worldwide Holdings 9.25% Senior Notes Due 2024[3,4]	—	1,901,525
Clear Channel International B.V. 6.625% Senior Secured Notes Due 2025	375,000	375,000
Other debt[5]	39,694	6,763
Original issue discount	(7,312)	(8,296)
Long-term debt fees	(59,480)	(57,706)
Total debt[6]	5,737,902	5,572,286
Less: Cash and cash equivalents	(599,999)	(785,308)
Net debt	$5,137,903	$4,786,978
1As of September 30, 2021, the Company had $43.2 million of letters of credit outstanding and $1.8 million of excess availability under the Revolving Credit Facility and $60.6 million of letters of credit outstanding and $64.4 million of excess availability under the Receivables-Based Credit Facility. On October 26, 2021, the Company repaid the $130.0 million outstanding balance under the Revolving Credit Facility using cash on hand, resulting in a corresponding increase in excess availability under such Revolving Credit Facility.
2Under the Senior Secured Credit Agreement, as amended, we are required to maintain minimum cash on hand and availability under the Revolving Credit Facility and Receivables-Based Credit Facility of $150 million for all reporting periods through delivery of the March 31, 2022 springing financial covenant calculation.
3On February 17, 2021, the Company issued $1.0 billion aggregate principal amount of 7.75% Senior Notes due 2028. On March 4, 2021, the Company used the net proceeds from this issuance to cause Clear Channel Worldwide Holdings, Inc. (“CCWH”), a subsidiary of the Company, to redeem $940.0 million aggregate principal amount of its 9.25% Senior Notes due 2024 (“CCWH Senior Notes”) at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.
4On June 1, 2021, the Company issued $1.05 billion aggregate principal amount of 7.5% Senior Notes due 2029. On June 16, 2021, the Company used the net proceeds from this issuance to cause CCWH to redeem all of the outstanding $961.5 million aggregate principal amount of its CCWH Senior Notes at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.
5On June 29, 2021, one of the Company’s non-guarantor subsidiaries within its Europe segment entered into a state-guaranteed loan of €30.0 million, or approximately $34.7 million at current exchange rates, with a third-party lender. The term of this unsecured loan, which is guaranteed by the government of that country, will range from one to six years depending upon the Company’s election, which must be made by June 29, 2022. The loan bears an interest rate of 0% during the first year, but the Company must pay a fee relating to the state guarantee equal to 0.5% of the amount of the loan. If the Company elects to extend the loan past the first year, the Company will negotiate interest rates with the lender, and the annual cost of the guarantee will increase to 1.0% for the second and third years and 2.0% for the remainder of the loan term. The Company may generally prepay the loan in part or in full without penalty.
6The current portion of long-term debt was $21.2 million and $21.4 million as of September 30, 2021 and December 31, 2020, respectively.

Supplemental Disclosure Regarding Non-GAAP Financial Information and Segment Adjusted EBITDA:
A significant portion of the Company's advertising operations is conducted in foreign markets, principally Europe, and management reviews the results from its foreign operations on a constant dollar basis. The Company presents the non-GAAP financial measures of revenue excluding movements in FX, direct operating and SG&A expenses excluding movements in FX, corporate expenses excluding movements in FX, and Adjusted EBITDA (as defined below) excluding movements in FX because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period-to-period comparisons of business performance and provides useful information to investors. These non-GAAP financial measures, which exclude the effects of foreign exchange rates, are calculated by converting the current period's amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period.
The Company presents Adjusted EBITDA because the Company believes Adjusted EBITDA helps investors better understand the Company’s operating performance as compared to other out-of-home advertisers and is widely used in practice. The Company defines Adjusted EBITDA as consolidated net income (loss), plus: income tax expense (benefit); all non-operating expenses (income), including other expense (income), net, loss on extinguishment of debt, and interest expense, net; other operating expense (income), net; impairment charges; depreciation and amortization; non-cash compensation expenses included within corporate expenses; and restructuring and other costs included within operating expenses. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs. The Company uses Adjusted EBITDA as one of the primary measures for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. The Company believes Adjusted EBITDA is useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management and helps improve investors' ability to understand the Company’s operating performance, making it easier to compare the Company's results with other companies that have different capital structures or tax rates. In addition, the Company believes Adjusted EBITDA is among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. As part of the calculation of Adjusted EBITDA, the Company also presents the non-GAAP financial measure of Adjusted Corporate expenses, which the Company defines as corporate expenses excluding restructuring and other costs and non-cash compensation expense.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or, in the case of Adjusted EBITDA, the Company’s ability to fund its cash needs. In addition, Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies. Users of this non-GAAP financial information should consider the types of events and transactions that are excluded.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) consolidated net loss to Adjusted EBITDA and (ii) corporate expenses to Adjusted Corporate expenses.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Consolidated net loss	$(40,788)	$(135,844)	$(498,645)	$(567,670)
Adjustments:
Income tax benefit	(6,894)	(29,516)	(36,019)	(32,958)
Other (income) expense, net	11,973	(6,493)	1,788	16,886
Loss on extinguishment of debt	—	5,389	102,757	5,389
Interest expense, net	84,276	90,551	267,211	269,435
Other operating expense (income), net	(2,422)	5,528	(4,045)	(58,051)
Impairment charges	—	27,263	118,950	150,400
Depreciation & amortization	65,600	62,427	190,019	204,372
Share-based compensation	5,874	2,297	14,331	9,180
Restructuring and other costs	18,729	9,246	44,612	21,681
Adjusted EBITDA	$136,348	$30,848	$200,959	$18,664

Reconciliation of Corporate Expenses to Adjusted Corporate Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Corporate expenses	$(41,806)	$(30,719)	$(113,576)	$(99,722)
Restructuring and other costs	1,498	2,345	8,612	10,676
Share-based compensation	5,874	2,297	14,331	9,180
Adjusted Corporate expenses	$(34,434)	$(26,077)	$(90,633)	$(79,866)
Segment Adjusted EBITDA
The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and Europe. The Company’s remaining operating segments, which include China for periods before its sale on April 28, 2020 and Latin America, do not meet the quantitative thresholds to qualify as reportable segments and are disclosed as “Other.”
Segment Adjusted EBITDA is the profitability metric reported to the Company's chief operating decision maker for purposes of making decisions about allocation of resources to, and assessing performance of, each reportable segment. Segment Adjusted EBITDA is a GAAP financial measure that is calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs.
Comparative Revenue Amounts for Fourth Quarter of 2019
The table below presents revenue for the three months ended December 31, 2019 as reported and excluding movements in FX and China, which revenue information is provided under “Current Activity and Guidance” for comparative purposes:

(In thousands)	Three Months Ended December 31,
2019
Revenue:
Americas	$344,904
Europe	326,998
Other[1]	73,330
Consolidated Revenue	$745,232

Revenue excluding movements in FX2:
Americas	$344,904
Europe	349,051
Other[1]	73,307
Consolidated Revenue excluding movements in FX	$767,262

Consolidated Revenue excluding movements in FX and China	$717,221
1For the three months ended December 31, 2019, our Latin America business represented $26.3 million of Other Revenue and $23.3 million of Other Revenue excluding movements in FX.
2For comparison purposes, revenues for the three months ended December 31, 2019 are presented excluding movements in FX by converting 2019 reported revenues in local currency to U.S. dollars using average foreign exchange rates for 2020.
Conference Call
The Company will host a conference call to discuss results on November 9, 2021 at 8:30 a.m. Eastern Time. The conference call number is 877-876-9173 (U.S. callers) and +1 785 424-1667 (International callers), and the access code for both is CCOQ321. A live audio webcast of the conference call will also be available on the events section of the Clear Channel Outdoor Holdings, Inc. website (investor.clearchannel.com). After the live conference call, a replay of the webcast will be available for a period of 30 days on the recent events section of the Clear Channel Outdoor Holdings, Inc. website.

About Clear Channel Outdoor Holdings, Inc.
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of more than 500,000 print and digital displays in 26 countries across North America, Europe, Latin America and Asia, reaching millions of people monthly. A growing digital platform includes more than 17,000 digital displays in international markets and more than 2,000 digital displays (excluding airports), including more than 1,500 digital billboards, in the U.S.
Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Europe, Latin America and Asia – CCO employs more than 4,600 people globally. More information is available at investor.clearchannel.com, clearchanneloutdoor.com and clearchannelinternational.com.
For further information, please contact:
Investors:
Eileen McLaughlin
Vice President - Investor Relations
(646) 355-2399
InvestorRelations@clearchannel.com

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our guidance and outlook, our business plans, our strategies, our expectations about certain markets, our cost savings initiatives (which may be suspended or modified at any time in response to changes in economic conditions or other factors), market recovery, our bookings, our restructuring plans and our liquidity are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact of the COVID-19 pandemic on our operations and on general economic conditions, including inflationary pressure; weak or uncertain global economic conditions and their impact on the level of expenditures on advertising; our ability to service our debt obligations and to fund our operations and capital expenditures; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; our levels of liquidity, including timing of cash receipts and payments; industry conditions, including competition; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords; technological changes and innovations; shifts in population and other demographics; fluctuations in operating costs; changes in labor conditions and management; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; legislative or regulatory requirements; restrictions on out-of-home advertising of certain products; our ability to execute restructuring plans; the impact of future dispositions, acquisitions and other strategic transactions; third-party claims of intellectual property infringement, misappropriation or other violation against us or our suppliers; risks of doing business in foreign countries; fluctuations in exchange rates and currency values; the effects of Brexit on our business; volatility of our stock price; the effect of analyst or credit ratings downgrades; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR; the risk that our historical financial information is not necessarily representative of the results we would have achieved as an independent public company and may not be a reliable indicator of future results; the risk that indemnities from iHeartMedia will not be sufficient to insure us against the full amount of certain liabilities; our dependence on our management team and other key individuals; and certain other factors set forth in our other filings with the SEC. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Additional factors may emerge, including as a result of the COVID-19 pandemic, that could cause these expectations to change. In light of the evolving impact of the COVID-19 pandemic, the magnitude and duration of its impact on our results of operations and our overall liquidity position will not be known until future periods.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled "Item 1A. Risk Factors" of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the three months ended September 30, 2021. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.